                                  EXHIBIT 4.9





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
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                           COMMERCIAL LOAN AGREEMENT

                                       BY

                          SUMITOMO BANK OF CALIFORNIA,

                                    as Bank

                                      AND

                            ARLEN AUTOMOTIVE, INC.,

                           GRANT PRODUCTS, INC., and

                              G.T. STYLING, INC.,

                                  as Borrowers

                             Dated August 10, 1995





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                                                                              23

                               TABLE OF CONTENTS

                                                                                                                        Page
                                                                                                                        ----
1.          CREDIT FACILITIES, AMOUNT AND TERMS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
            1.1     Revolving Line of Credit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
                    (a)      Accounts Receivable/Inventory Revolving Line of Credit Amount  . . . . . . . . . . . . . .    1
                    (b)      Collection of Accounts Receivable  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
                    (c)      Revolving Line . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
                    (d)      Subline Facility . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
                    (e)      Minimum Advance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
                    (f)      Maximum Loan Balance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
                    (g)      Availability Period  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
                    (h)      Interest Rate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
                    (i)      Repayment Terms/Revolving Line of Credit . . . . . . . . . . . . . . . . . . . . . . . . .    9
                    (j)      Letter of Credit Line  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
            1.2     Non-Revolving Acquisition Line of Credit/Term Out Option  . . . . . . . . . . . . . . . . . . . . .   10
                    (a)      Non-Revolving Line of Credit Amount  . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
                    (b)      Non-Revolving Line of Credit Advances  . . . . . . . . . . . . . . . . . . . . . . . . . .   10
                    (c)      Availability Period/Non Revolving Line of Credit . . . . . . . . . . . . . . . . . . . . .   11
                    (d)      Interest Rate/Non-Revolving Line of Credit . . . . . . . . . . . . . . . . . . . . . . . .   11
                    (e)      Repayment Terms/Non-Revolving Line of Credit . . . . . . . . . . . . . . . . . . . . . . .   11

2.          FEES, EXPENSES AND DEPOSITS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
            2.1     Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
                    (a)      Unused Commitment Fee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
            2.2     Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13

3.          COLLATERAL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
            3.1     All Personal Property   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13

4.          DISBURSEMENTS, PAYMENTS AND COSTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
            4.1     Request for Credit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
            4.2     Disbursements and Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
            4.3     Telephone Authorization   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
            4.4     Direct Debit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
            4.5     Banking Days  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
            4.6     Taxes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
            4.7     Additional Costs  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
            4.8     Interest Calculation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
            4.9     Interest on Late Payments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
            4.10    Default Rate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
            4.11    Overdrafts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
            4.12    Overadvances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16

5.          CONDITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
            5.1     Initial Advance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
                    (a)      Authorizations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16

                    (b)      Notes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
                    (c)      Borrowing Base Certificate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
                    (d)      Security Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
                    (e)      Evidence of Priority . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
                    (f)      Landlord's/Mortgagee Waivers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
                    (g)      Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
                    (h)      Business Interruption Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
                    (i)      Guaranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
                    (j)      Legal Opinion  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
                    (k)      Good Standing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
                    (l)      Accounts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
                    (m)      Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
                    (n)      Other Required Documentation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
            5.2     Conditions to Each Advance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18

6.          REPRESENTATIONS AND WARRANTIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
            6.1     Organization of Borrowers   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
            6.2     Authorization   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
            6.3     Enforceable Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
            6.4     Good Standing   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
            6.5     No Conflicts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
            6.6     Financial Information   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
            6.7     Lawsuits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
            6.8     Collateral  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
            6.9     Permits, Franchises   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
            6.10    Other Obligations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
            6.11    Income Tax Returns  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
            6.12    No Event of Default   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
            6.13    ERISA Plans   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20

7.          COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
            7.1     Use of Proceeds   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
                    (a)      Revolving Line of Credit . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
                    (b)      Non-Revolving Line of Credit . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
            7.2     Financial Information   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
            7.3     Current Ratio   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
            7.4     Tangible Net Worth  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
            7.5     Total Liabilities to Tangible Net Worth   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
            7.6     Interest Charge Ratio   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
            7.7     Fixed Charge Coverage Ratio   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
            7.8     Profitability   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
            7.9     Other Debts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
            7.10    Other Liens   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
            7.11    Capital Expenditures  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
            7.12    Dividends/Distributions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
            7.13    Loans to Officers   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
            7.14    Change of Control   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
            7.15    Notices to Bank   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
            7.16    Books and Records   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
            7.17    Audits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
            7.18    Compliance with Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
            7.19    Preservation of Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25

            7.20    Maintenance of Properties   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
            7.21    Perfection of Liens   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
            7.22    Cooperation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
            7.23    Insurance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
                    (a)      Insurance Covering Collateral  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
                    (b)      General Business Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
                    (c)      Evidence of Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
            7.24    Operating/Business Accounts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
            7.25    Additional Negative Covenants   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
            7.26    No Consumer Purpose   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
            7.27    ERISA Plans   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
            7.28    Acquisitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
            7.29    Arlen Guaranty  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
            7.30    Appointment of Bank as Attorney in Fact   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28

8.          DEFAULT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
            8.1     Events of Default   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
                    (a)      Failure to Pay . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
                    (b)      Non-Compliance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
                    (c)      Other Defaults . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
                    (d)      Lien Priority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
                    (e)      False Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
                    (f)      Bankruptcy . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
                    (g)      Receivers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
                    (h)      Lawsuits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
                    (i)      Judgments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
                    (j)      Government Action  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
                    (k)      Default under Guaranty or Subordination Agreement  . . . . . . . . . . . . . . . . . . . .   30
                    (l)      Change of Control  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
                    (m)      Material Adverse Change  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
                    (n)      ERISA Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
            8.2     Remedies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
            8.3     Costs and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32

9.          MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
            9.1     GAAP  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
            9.2     California Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
            9.3     Successors and Assigns  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
            9.4     Severability; Waivers   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
            9.5     Multiple Borrowers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
            9.6     Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
            9.7     Notices   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
            9.8     Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
            9.9     Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
            9.10    Further Assurances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
            9.11    Hazardous Waste Indemnification   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
            9.12   Joint Borrower Provisions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
            9.13    Waiver of Jury Trial  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34


Schedule 1          Joint Borrowing Provisions

Schedule 6.7        Lawsuits
Schedule 6.8        Permitted Encumbrances


Exhibit A - Revolving Line Note
Exhibit B - Non Revolving Line Note
Exhibit C - Term Note
Exhibit D - Collateral
Exhibit E - Request for Credit
Exhibit F - Borrowing Base Certificate
Exhibit G - Subordination Agreement

                           COMMERCIAL LOAN AGREEMENT


            This Commercial Loan Agreement dated as of August 10, 1995 ("Agreement") is made between Sumitomo Bank of California ("Bank") and Arlen Automotive, Inc., a Delaware corporation ("Arlen"), Grant Products, Inc. a Delaware corporation ("Grant"), and G.T. Styling, Inc., a California corporation ("G.T.") (each a "Borrower", collectively, the "Borrowers").

            1.      CREDIT FACILITIES, AMOUNT AND TERMS.

                    Bank agrees to make available to Borrowers the following lines of credit and/or credit accommodations on the following terms, covenants and conditions:

                    1.1      Revolving Line of Credit.

                             (a)     Accounts Receivable/Inventory Revolving
Line of Credit Amount. During the Availability Period (defined below), so long as no Event of Default or Potential Event of Default (in each case as defined below), Bank will, on a revolving basis, make advances (each, an "Advance") to Grant and/or G.T. under their respective sublines, which may not at any time exceed, in the aggregate outstanding, the lesser of Eight Million Five Hundred Thousand and No/100 Dollars ($8,500,000) (the "Commitment") or the Borrowing Base. Borrowers' obligation to repay advances under this revolving line of credit (the "Revolving Line of Credit") is evidenced by a promissory note, substantially in the form of Exhibit A attached hereto (the "Revolving Line Note").

                               (i)      "Borrowing Base" shall mean the
                    sum of (A) eighty percent (80%) of the net face amount of Grant's Eligible Accounts, after deduction of such reserves as Bank deems necessary and proper, plus fifteen percent (15%) of Grant's Eligible Raw Materials Inventory, after deduction of such reserves as Bank deems necessary and proper, plus thirty-five percent (35%) of Grant's Eligible Finished Goods Inventory but such advances combined shall not, at any time, exceed the Commitment (the "Grant Subline") and (B) seventy percent (70%) of G.T.'s Eligible Accounts, after deduction of such reserves as Bank deems necessary and proper, plus forty percent (40%) of G.T.'s Eligible Inventory, after deduction of such reserves as Bank deems necessary and proper, but such advances combined shall not, at any time, exceed the Commitment (the "G.T. Subline").

                               (ii)     "Accounts Receivable" shall mean
                    open accounts arising in the ordinary course of a Borrower's business from services performed or goods sold by such Borrower.

                               (iii)    "Account Debtor" shall mean the
                    obligor on any Accounts Receivable.

                               (iv)     "Eligible Accounts" shall mean
                    Accounts Receivable, excluding the following:

                                        (A)     Accounts Receivable (excluding
                             Dating Term Accounts) which remain uncollected more than ninety (90) days from the date they are first invoiced.

                                        (B)     Dating Term Accounts which
                             remain uncollected more than thirty (30) days from the date they are first due. "Dating Term Accounts" shall mean Accounts Receivable stated to be due more than sixty (60) but not more than one hundred twenty (120) days after the original invoice date.

                                        (C)     Accounts Receivable due from an
                             Account Debtor which suspends business, suffers a business failure or the termination of its existence, or makes an assignment for the benefit of creditors, or as to which a dissolution, insolvency or bankruptcy proceeding has been commenced, or as to whose property a trustee, receiver or conservator has been appointed.

                                        (D)     Accounts Receivable due from an
                             Account Debtor affiliated with a Borrower, such as a stockholder, owner, parent, subsidiary, officer, director, agent or employee of Borrower.

                                        (E)     Accounts Receivable with
                             respect to which payment is or may be contingent or conditional.

                                        (F)     Accounts Receivable due from an
                             Account Debtor who is not a resident or citizen of, located in, or subject to service of process in the United States of America or Canada.

                                        (G)     Accounts Receivable against
                             which is asserted a defense, counterclaim, discount or setoff.

                                        (H)     Accounts Receivable due from an
                             Account Debtor which is any national, federal, state, county or municipal government, including, without limitation, any instrumentality, division, agency, body or department thereof, unless (A) there has been compliance with the federal Assignment of Claims Act or any similar state or local law which may apply and (B) Bank deems such Accounts Receivable to be Eligible Accounts in the exercise of its sole discretion.

                                        (I)     Accounts Receivable commonly
                             known as "bill and hold" or subject to any repurchase or return agreement, or which relate to goods on consignment or on approval or any similar arrangement.

                                        (J)     Accounts Receivable relating to
                             an Account Debtor with respect to which
                             twenty-five percent (25%) or more of the total Accounts Receivable owing by such Account Debtor remain uncollected more than ninety (90) days from the date they are first invoiced.

                                        (K)     Accounts Receivable due from an
                             Account Debtor which, in the aggregate, exceed twenty-five percent (25%) of the aggregate amount of all Eligible Accounts, except that Accounts Receivable due from Keystone Automotive, Autozone and Pep Boys shall each be subject to a concentration limit not to exceed thirty percent (30%).

                                        (L)     Accounts Receivable as to which
                             Borrower is or may become liable to an Account Debtor for services rendered or sales made or for any other reason, except to the extent that such Accounts Receivable exceed the amount of such liability.

                                        (M)     Accounts Receivable which are
                             not owned by Borrower or are not free of all liens, encumbrances, charges, rights or interests of any kind, except in favor of Bank.

                                        (N)     Accounts Receivable which are
                             evidenced by chattel paper or an instrument of any kind.

                                        (O)     Accounts Receivable which are
                             not evidenced by an invoice or other documentation in form acceptable to Bank.

                                        (P)     Accounts Receivable which are
                             otherwise unacceptable to Bank.

                                     (v)      "Eligible Inventory" shall mean
                    those items of Inventory consisting of raw materials, and finished goods which are in good condition and currently saleable in the ordinary course of a Borrower's business and are not otherwise unacceptable to Bank in its sole discretion. Eligible Inventory shall not include work in process, shipping and packing materials, purchased components owned by G.T. and supplies. Such Inventory shall not be subject to any other lien or claim, shall not have been consigned or sold to any person (nor have been purchased by a Borrower) as part of any bulk sale unless there was compliance with all applicable bulk sale or transfer laws. Such Inventory shall be located at such locations as are acceptable to Bank and shall, at all times, be subject to and covered by, Bank's perfected security interest. "Eligible Raw Materials Inventory" shall mean and be limited to raw materials which otherwise satisfy the requirements for Eligible Inventory, and "Eligible Finished Goods Inventory" shall mean and be limited to finished goods which otherwise satisfy the requirements for Eligible Inventory.

                                     (vi)     "Inventory" shall mean all
                    inventory (as that term is defined in the Commercial Code of the State of California) wherever located, which is or may at any time be held for sale or lease, furnished under any contract of service or held as raw materials, work in process, supplies or materials used or consumed in a Borrower's business or which are or might be used in connection with the manufacturing, shipping, advertising or selling or finishing of such goods, merchandise and other personal property and all documents of title or documents representing the same, and all such property, the sale or other disposition of which has given rise to Accounts Receivable and which has been returned to or repossessed or stopped in transit by a Borrower.

                             (b)     Collection of Accounts Receivable.
Borrowers shall have the privilege, subject to revocation at the sole discretion of Bank, to collect, at Borrowers' expense, the payments due on Accounts Receivable upon the express condition that all such collections shall be received by Borrowers in trust for Bank. Upon demand by Bank, whether before or after an Event of Default, Borrowers shall promptly deliver to Bank, at the location specified in this Agreement, in kind, all remittances received by Borrowers on Accounts Receivable, or if sales are made for cash, the identical checks, cash, or other form of payment. The receipt of any check or other item of payment by Bank shall not be considered a payment in reduction of the Loan Balance until such check or other item of payment is honored and finally paid. At any time, Bank in its sole discretion may, but is not obligated to, notify any Account Debtor to make payment directly to Bank, and exercise any and all of Borrowers' rights regarding the Account Receivable or the Account Debtor.

                             (c)     Revolving Line.  This is a revolving line
of credit. During the Availability Period, Borrowers may repay principal amounts and Grant and G.T. may reborrow them.

                             (d)     Subline Facility.  A revolving line of
credit subline facility for letters of credit is available under the Revolving Line of Credit, as set forth in Section 1.1(j) hereof. The aggregate outstanding face amount of letters of credit may not exceed One Million Dollars ($1,000,000).

                             (e)     Minimum Advance.  Each advance must be for
at least One Hundred Thousand Dollars ($100,000.00), or for the amount of the remaining available Revolving Line of Credit, if less.

                             (f)     Maximum Loan Balance.  Borrowers agree not
to permit the outstanding principal balance of the Revolving Line of Credit plus the outstanding amounts of any letters of credit, including amounts drawn on letters of credit and not yet reimbursed (such sum is the "Loan Balance"), to exceed the lesser of the Commitment or the Borrowing Base.

                             (g)     Availability Period.  The period under
which Borrowers may draw on the Revolving Line of Credit ("Availability Period") is between the date of this Agreement and July 31, 1997 (the "Maturity Date") unless Borrowers are in default, in which event Bank need not make any advances.

                             (h)     Interest Rate.

                                     (i)      Unless the Agent (defined below)
                    on behalf of Borrowers elects an Optional Interest Rate as described below, the interest rate is Bank's Prime Rate in effect from time to time plus the Applicable Rate (as defined below), per annum.

                                        (A)     The "Prime Rate" equals the
                             rate of interest set from time to time by Bank at its head office in San Francisco, California as its Prime Rate. The Prime Rate is determined by Bank as a means of pricing credit extensions to some customers and is neither tied to any external rate of interest or index nor is it necessarily the lowest rate of interest charged by Bank at any given time for any particular class of customers or credit extensions. Any changes in the interest rate resulting from a change in the Prime Rate shall take effect without notice on the date specified at the time the Prime Rate is set.

                                        (B)     The "Applicable Rate" shall be
                             determined based upon Grant's and G.T.'s consolidated Total Liabilities to Tangible Net Worth ratio as follows:

                         Applicable Rate    Total Debt to Tangible Net Worth
                         ---------------    --------------------------------

                              0.75%         greater than or equal to 1.75:1.00
                              0.50%         1.25:1.00 - 1.74:1.00
                              0.25%         0.65:1.00 - 1.24:1.00
                              0.00%         less than 0.65:1.00

                         and shall be set on the first day of each quarter based upon Borrowers' most recent monthly financial statement.

                                     (ii)     Optional Interest Rate.  Instead
                    of the interest rate based on Bank's Prime Rate, Agent on behalf of Borrowers may elect to have all or portions of the Revolving Line of Credit during the Availability Period bear interest at the rate described in Section 1.1(h)(iii) below (the "Optional Interest Rate") during an interest period agreed to by the Bank and Agent on behalf of Borrowers. Each interest rate is a rate per annum. Interest will be paid on the last day of each interest period and, if the interest period is longer than thirty
                    (30) days, then on the first day of each month during the interest period. At the end of any interest period, the interest rate will revert to the rate based on the Prime Rate, unless Agent on behalf of Borrowers has again designated the Optional Interest Rate for that portion.

                                     (iii)    Eurodollar Rate/Rate Plus
                    Disclosed Spread. Agent on behalf of Borrowers may elect to have all or portions of the principal balance of the Revolving Line of Credit bear interest at the Eurodollar Rate plus the Disclosed Spread (each an "Eurodollar Rate Portion"). The "Disclosed Spread" shall be determined based upon Grant's and G.T.'s consolidated Total Liabilities to Tangible Net Worth as follows:

                    Disclosed Spread   Total Debt to Tangible Net Worth
                    ----------------   --------------------------------

                         2.75%           greater than or equal to 1.75:1.00
                         2.50%           1.25:1.00 - 1.74:1.00
                         2.25%           0.65:1.00 - 1.24:1.00
                         2.00%           less than 0.65:1:00

                    and shall be set on the first day of each quarter based upon Borrowers' most recent monthly financial statement. Designation of a Eurodollar Rate Portion is subject to the following requirements:

                                        (A)     Each request for an Advance
                             hereunder to bear interest at the Optional
                             Interest Rate must be received by Bank by 9:00 a.m. (Los Angeles time) at least two (2) Banking Days before the first day of the applicable interest period.

                                        (B)     The interest period during
                             which the Optional Interest Rate will be in effect will be a period of either 30, 60, or 90 days, as selected by Borrowers, with the consent of Bank. The last day of the interest period will be determined by Bank using the practices of the Eurodollar inter- bank market.

                                        (C)     Unless the Optional Interest
                             Rate is not available to Borrowers under the provisions of this Agreement, Agent on behalf of Borrowers shall at times elect the Optional Interest Rate for an amount equal to the lesser of the Loan Balance or One Million and no/100 Dollars ($1,000,000.00), and in any case in integral multiples of Five Hundred Thousand and no/100 Dollars ($500,000.00). Each incremental Eurodollar Rate Portion will be for an amount not less than Five Hundred Thousand and No/100 Dollars ($500,000) ("Eurodollar Rate Loan").

                                        (D)     The "Eurodollar Rate" means the
                             interest rate determined by the following formula, rounded upward to the nearest 1/100 of one percent. (All amounts in the calculation will be determined by Bank as of the first day of interest period.)

                             Eurodollar Rate  =              LIBOR Rate
                                                             ----------
                                                     (1.00 - Reserve Percentage)

                             Where,

                                                     (1)  "LIBOR Rate" means the
                                     interest rate (rounded upward to the
                                     nearest 1/16th of one percent) at which
                                     Bank's Branch in London, England, would
                                     offer U.S. dollar deposits for the
                                     applicable interest period to other major banks in the Eurodollar inter-bank market.

                                                     (2)  "Reserve Percentage"
                                     means the total of the maximum reserve
                                     percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in the Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The per-centage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

                                                     (3)      Borrowers may not
                                     elect the Optional Interest Rate with
                                     respect to any portion of the principal
                                     balance of the Revolving Line of Credit
                                     which is scheduled to be repaid before the last day of the applicable interest period.

                                                     (4)      No portion of the
                                     principal balance of the Revolving Line
                                     of Credit already bearing interest at the Optional Interest Rate may be converted to a different rate during its interest period.

                                        (E)     Each prepayment of a Eurodollar
                             Rate Portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid, and a prepayment fee equal to the amount (if any) by which:

                                                     (1)      the additional
                                     interest which would have been payable
                                     on the amount prepaid had it not been paid until the last day of the interest period, exceeds

                                                     (2)      the interest
                                     which would have been recoverable by
                                     Bank by placing the amount prepaid on
                                     deposit in the Eurodollar market for a
                                     period starting on the date on which it was prepaid and ending on the last day of the interest period for such portion.

                                                     (3)      Bank will have
                                     no obligation to accept an election of
                                     Eurodollar Rate Portion if any of the
                                     following described events has occurred and is continuing:

                                                    (x)   Dollar deposits in the
                                                          principal amount, and
                                                          for periods equal to
                                                          the interest period,
                                                          of a Eurodollar Rate
                                                          Portion are not
                                                          available in the
                                                          Eurodollar interbank
                                                          market; or

                                                    (y)   the Eurodollar Rate
                                                          does not accurately
                                                          reflect the cost of
                                                          Eurodollar Rate
                                                          portion.

                             (i)     Repayment Terms/Revolving Line of Credit.

                                     (i)  Borrowers will pay interest in
                    arrears commencing on September 1, 1995, and then on the first day of each month thereafter until payment in full of all amounts outstanding under the Revolving Line of Credit.

                                     (ii)  Borrowers will repay in full, all
                    principal, interest and other charges outstanding under the Revolving Line of Credit no later than the Maturity Date.

                                     (iii) Any amount bearing interest at an
                    Optional Interest Rate may be repaid at the end of the applicable interest period.

                                     (iv)  Subject to provisions contained
                    elsewhere herein, Borrowers may prepay the Revolving Line of Credit in full or in part at any time without penalty or premium, except for the prepayment fee with respect to the prepayment of Eurodollar Rate Portion, if applicable, as set forth in Section 1.1(h)(iii)(E). The prepayment will be applied first to interest and charges and then to the most remote installment of principal due under this Agreement.

                             (j)     Letter of Credit Line.  This Revolving
Line of Credit may be used for financing: (1) commercial letters of credit with a maximum maturity of 365 days but not to extend beyond the Maturity Date, and each such commercial letter of credit will require drafts payable up to 90 days after sight; or (2) standby letters of credit with a maximum maturity of 365 days but not to extend beyond the Maturity Date.

                                     (i)  The amount of outstanding letters of
                    credit, including amounts drawn on letters of credit and not yet reimbursed, may not exceed at any one time One Million Dollars ($1,000,000).

                                     (ii)  Any sum drawn under a letter of
                    credit shall be added to the principal amount outstanding under this Agreement. The amount will bear interest at the rate set forth in Section 1.1(h)(i) and be due as described elsewhere in this Agreement.

                                     (iii)  In the event any letters of credit
                    are outstanding on the Maturity Date, or in the event an Event of Default shall have occurred, Borrowers shall immediately prepay such letters of credit and deposit with Bank, as cash collateral for the obligations of Borrowers under such letters of credit (and Borrowers hereby grant to Bank a security interest in such cash collateral), an amount equal to the face amount of all outstanding letters of credit, to be applied to repay draws under such letters of credit as and when made.

                                     (iv)  The issuance of any letter of credit
                    or any amendment to a letter of credit is subject to Bank's written approval and must be in form and content satisfactory to Bank and in favor of a beneficiary acceptable to Bank.

                                     (v)  Borrowers will sign Bank's form
                    Application and Security Agreement for Commercial Letter of Credit or Application and Agreement for Standby Letter of Credit.

                                     (vi)  Borrowers agree that Bank may
                    automatically charge the Account (defined below) for applicable fees, discounts, and other charges relating to any letters of credit.

                                     (vii)Borrowers will pay any issuance
                    and/or other fees that Bank notifies Borrowers will be charged for issuing and processing letters of credit for Borrowers.

                        1.2 Non-Revolving Acquisition Line of Credit/Term Out Option.

                             (a)     Non-Revolving Line of Credit Amount.
During the Non-Revolving Line Availability Period, Bank will, on a non-revolving basis, make advances to Borrowers, which may not at any time exceed in the aggregate principal amount of Three Million and No/100 Dollars ($3,000,000.00) (the "Non-Revolving Commitment"). This is a "Non-Revolving Line of Credit" with a term repayment option to be used by Borrowers. Any amount borrowed, even if repaid before the end of the Non-Revolving Line of Credit Availability Period, permanently reduces the remaining available Non-Revolving Line of Credit and such amounts may not be reborrowed.
Borrowers' obligation to repay advances under the Non-Revolving Line of Credit shall be evidenced by a promissory note, substantially in the form of Exhibit B attached hereto (the "Non-Revolving Line Note").

                             (b)     Non-Revolving Line of Credit Advances.
Each advance under the Non-Revolving Line of Credit shall be used solely to fund stock or asset purchases or acquisitions, each subject to review and approval by Bank on a case by case basis as permitted by the terms of this Agreement. All stock or assets acquired with the proceeds of such advances shall be free and clear of any security interests, liens, encumbrances of rights of others except the security interests of Bank under any security agreements required under this Agreement unless otherwise approved by Bank. Each request for an advance under the Non-Revolving Line of Credit shall describe in adequate detail the stock or assets proposed to be purchased or acquired by Borrowers and shall be accompanied by a copy of the purchase and sale agreement or other documentary evidence acceptable to Bank for the stock and/or assets to be purchased with the proceeds of the advance. Bank reserves the right to withhold approval of any requested advance in the exercise of its sole discretion, which it shall exercise without unreasonable delay. Each advance under the Non-Revolving Line of Credit must be for at least Fifty Thousand and No/100 Dollars ($50,000.00), or for the remaining Non-Revolving Line of Credit, if less.

                             (c)     Availability Period/Non Revolving Line of
Credit. The Non-Revolving Line of Credit shall be available upon ("Non-Revolving Line Availability Period") the later of (i) the date on which Bank completes a satisfactory field audit of Grizzly Products, Inc. ("Grizzly") or (ii) the date on which Grizzly becomes a Borrower under this Agreement, and shall terminate on July 31, 1996 (the "Conversion Date") unless Borrowers are in default hereunder in which event Bank need not make any advances under the Non-Revolving Line of Credit.

                             (d)     Interest Rate/Non-Revolving Line of
Credit. Each advance outstanding under the Non-Revolving Line of Credit shall bear interest at a rate per annum equal to Bank's Prime Rate in effect from time to time plus the Applicable Rate or at an Optional Interest Rate, each as set forth in Section 1.1(h), plus, in each case, one-quarter of one percent (0.25%).

                             (e)     Repayment Terms/Non-Revolving Line of
Credit.

                                     (i)      Borrowers will pay interest
                    commencing on September 1, 1995, and then on the first day of each month thereafter, whether under the Non-Revolving Line Note or the Term Note (defined below).

                                     (ii)     On the Conversion Date (which may
                    be extended, in the exercise of Bank's discretion, for the length of any applicable cure period permitted hereunder), so long as Borrowers are in compliance with all terms and conditions contained herein and in any other documents and agreements executed in connection herewith, Bank will convert the then outstanding amount of the Non-Revolving Line of Credit to a term loan. Borrowers shall execute and deliver to Bank a Term Note substantially in the form of Exhibit C attached hereto and made a part hereof (the "Term Note"), payable to Bank or its order to evidence such conversion of the Non-Revolving Line of Credit to a term loan (the "Term Loan").

                                     (iii)    As will be further set forth in
                    the Term Note, Borrowers will repay the principal amount outstanding on the Conversion Date in forty-seven (47) successive equal monthly installments commencing on August 31, 1996, and then on the forty-eighth (48th) and final installment in an amount equal to the then remaining principal balance of the Term Note plus accrued and unpaid interest and other charges thereon due and payable on July 31, 2000.

                                     (iv)     Borrowers may prepay the
                    Non-Revolving Line of Credit Note or the Term Note, as the case may be, in full or in part at anytime without penalty or premium, except that any such partial prepayment shall be (A) an integral multiple of $50,000, (B) in an amount of not less than $100,000, and (C) any prepayment of an Offshore Rate Portion shall include the fees as set forth in Section 1.1(h)(iii)(E). Any such prepayment will be applied first to the interest and charges then to the most remote installment of principal due under the Non-Revolving Line of Credit Note or the Term Note, as applicable.

                    2.  FEES, EXPENSES AND DEPOSITS.

                        2.1  Fees.

                             (a)     Unused Commitment Fee.

                                     (i)      Revolving Line of Credit.
                    Borrowers agree to pay an unused commitment fee equal to one-quarter of one percent (0.25%) times the average daily difference between the Revolving Line of Credit Commitment and the principal balance evidenced by the Revolving Line Note. This fee is payable in arrears and is due commencing on September 30, 1995 and on the first Banking Day following the last day of each quarter until the expiration of the Availability Period.

                                     (ii)     Non-Revolving Line of Credit.
                    Borrowers agree to pay an unused commitment fee equal to one-quarter of one percent (0.25%) times the average daily difference between the Non-Revolving Commitment and the principal indebtedness evidenced by the Non-Revolving Line Note. This fee shall begin to accrue upon the earlier of
                    (A) the date upon which Grizzly becomes a Borrower hereunder or (B) September 30, 1995, and shall be due and payable commencing December 31, 1995 and thereafter on the first Banking Day following the last day of each quarter until the expiration of the Non-Revolving Availability Period.

                        2.2   Expenses.

                             (a)     Borrowers agree to immediately repay Bank
for costs and expenses that include, without limitation, filing, recording and search fees, appraisal fees, title report fees, documentation fees, and all other costs and expenses incurred in the negotiation, preparation, administration and enforcement of this Agreement and any agreement or instrument required by this Agreement, and any amendments or modifications of the foregoing. Expenses include, but are not limited to, reasonable attorneys' fees, including any allocated costs of Bank's in-house counsel.

                             (b)     Borrowers agree to reimburse Bank for the
cost of periodic audits and appraisals of the personal property collateral securing this Agreement, at such intervals as Bank may reasonably require but, unless an Event of Default or Potential Event of Default has occurred or exists, no more frequently than semi-annually. The audits and appraisals may be performed by employees of Bank or by independent appraisers.

            3.      COLLATERAL.

                    3.1 All Personal Property. Borrowers' obligations to Bank under this Agreement are secured by, and Borrowers hereby grants Bank a security interest in, all personal property Borrowers now own or will own in the future and other property described in Exhibit D attached hereto, including the Stock of G.T., Grant, effective concurrently with the release of the lien of Bank Leumi Trust Company of New York as to the Stock of Grant only, pursuant to the Subordination Agreement, and any other stock owned by any Borrower ("Collateral"), and as is further described in security agreements and pledge agreements of even date herewith executed by Borrowers in favor of Bank (the "Security Agreements"). In addition, all Collateral securing this Agreement shall also secure all other present and future obligations of Borrowers to Bank (excluding any consumer credit covered by the federal Truth in Lending law, unless Borrower has otherwise agreed in writing). All personal property Collateral securing any other present or future obligations of Borrower to Bank shall also secure this Agreement.

            4.      DISBURSEMENTS, PAYMENTS AND COSTS.

                    4.1 Request for Credit. Each request for an extension of credit will be made in writing by an authorized officer of Arlen, Grant or G.T. acting on behalf of the

Borrowers (the "Agent"), in a manner acceptable to Bank, substantially in the form of Exhibit E or by another means acceptable to Bank.

                    4.2 Disbursements and Payments. Each disbursement by Bank and each payment by Borrowers will be:

                             (a)     made at Bank's branch (or other location)
selected by Bank from time to time.

                             (b)     made for the account of Bank's branch
selected by Bank from time to time.

                             (c)     made in immediately available funds, or
such other type of funds selected by Bank.

                             (d)     evidenced by records kept by Bank.  In
addition, Bank may, at its discretion, require Borrowers to sign one or more promissory notes.

                    4.3      Telephone Authorization.

                             (a)     Bank may honor telephone instructions for
advances or repayments or for the designation of optional interest rates given by any officer of Borrowers or a person or persons so authorized by any officer of Borrowers.

                             (b)     Advances will be deposited in, and
repayments will be withdrawn from, Borrowers' account numbers 01800149770 ("Arlen Account"), 01800146270 ("Grant Account") or 01800144670 ("G.T.
Account") (collectively, the "Accounts"), or such other account(s) with Bank as designated in writing by Borrowers.

                             (c)     Bank will provide written confirmation to
Borrowers of transactions made based on telephone instructions. Borrowers agree to notify Bank promptly of any discrepancy between the confirmation and telephone instructions. If there is a discrepancy and Bank has already acted on the telephone instructions, the telephone instructions will prevail over the written confirmation.

                             (d)     Borrowers indemnify and holds harmless
Bank (including its officers, employees, and agents) from all liability, loss, and costs in connection with any act resulting from telephone instructions it reasonably believes are made by an officer of any Borrower or a person authorized by an officer of any Borrower. This indemnity and agreement to hold harmless will survive this Agreement's termination.

                    4.4      Direct Debit.

                             (a)     Borrowers agree that interest and
principal payments and any fees will be deducted automatically on the due date from the Arlen Account, or any of the other Accounts which contains sufficient funds.

                             (b)     Bank will debit the Accounts on the dates
the payments become due. If a due date does not fall on a Banking Day, Bank will debit the Accounts on the first Banking Day following the due date.

                             (c)     Borrowers will maintain sufficient funds
in the Arlen Account on the dates Bank enters debits authorized by this Agreement. If there are insufficient funds in the Arlen Account or the other Accounts on the date Bank enters any debit authorized by this Agreement, Borrowers shall immediately, after notice from Bank, pay such shortfall to Bank.

                    4.5 Banking Days. Unless otherwise provided in this Agreement, a "Banking Day" is a day other than a Saturday or a Sunday, on which Bank is open for business in California. For amounts bearing interest at an Offshore Rate (if any), a Banking Day is a day other than a Saturday or a Sunday on which Bank is open for business in California and dealing in offshore dollars. All payments and disbursements which would be due on a day which is not a Banking Day will be due on the next Banking Day. All payments received on a day which is not a Banking Day will be applied to the applicable Line of Credit on the next Banking Day.

                    4.6 Taxes. Borrowers will not deduct any taxes from any payments made to Bank. If any government authority imposes any taxes or charges on any payments made by the Borrowers, Borrowers will pay the taxes or charges. Upon request by Bank, Borrowers will confirm that it has paid the taxes by giving Bank official tax receipts (or notarized copies) within 30 days after the due date.

                    4.7 Additional Costs. Borrowers will pay Bank, on demand, for Bank's costs or losses arising from any statute or regulation, or any request or requirement of a regulatory agency which is applicable to Bank. The costs and losses will be allocated to the loans in a manner determined by Bank, using any reasonable method. The costs include the following:

                             (a)     any reserve or deposit requirements; and

                             (b)     any capital requirements relating to Bank's
assets and commitments for credit.

                    4.8 Interest Calculation. Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used.

                    4.9 Interest on Late Payments. At Bank's sole option in each instance, any amount not paid when due under this Agreement (including interest) shall bear interest from the due date until paid at Bank's Prime Rate plus two percent (2.0%). This may result in compounding of interest.

                    4.10 Default Rate. Upon the occurrence and during the continuance of any Event of Default, at Bank's sole option Borrowers shall pay interest on the outstanding principal and interest at the rate of interest otherwise provided under this Agreement plus three percent (3.0%) (the "Default Rate"). This will not constitute a waiver of any Event of Default.

                    4.11 Overdrafts. At Bank's sole option in each instance, Bank may make advances under this Agreement to prevent or cover an overdraft on any account of Borrowers with Bank. Each such advance will accrue interest from the date of the advance or the date on which the account is overdrawn, whichever occurs first, at the interest rate described in this Agreement.

                    4.12 Overadvances. If at any time the Loan Balance exceeds the lesser of the Commitment or the Borrowing Base, at Bank's option that amount shall be immediately due and payable on demand.

            5.      CONDITIONS.

                    5.1 Initial Advance. Bank must have received the following items, in form and content acceptable to Bank, before it is required to extend any credit to Borrowers under this Agreement:

                             (a)     Authorizations.  Evidence that the
execution, delivery and performance by Borrowers and each guarantor of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

                             (b)     Notes.  The fully executed Revolving Line
Note and Non-Revolving Line Note.

                             (c)     Borrowing Base Certificate.  Borrowing
Base Certificate, substantially in the form of Exhibit F hereto, signed by designated officers of Borrowers and delivered to Banks.

                             (d)     Security Agreements.  Signed original
security agreements, pledge agreements, financing statements and fixture filings which Bank requires. Borrowers shall also have delivered or caused to be delivered to Bank all such Collateral, including but not limited to the stock of G.T., in which Bank requires a possessory security interest.

                             (e)     Evidence of Priority.  Evidence that
security interests and liens in favor of Bank are valid, enforceable, perfected and prior to all other rights and interests, except those Bank consents to in writing.

                             (f)     Landlord's/Mortgagee Waivers.  For any
personal property Collateral located on real property which is subject to a mortgage or deed of trust or which is not owned by a Borrower, Borrowers shall use their best efforts to obtain a Landlord's and/or Mortgagee's Waiver from the owner/lessor of the real property and the holder of any mortgage or deed of trust.

                             (g)     Insurance.  Evidence of insurance
coverage, as required in the "Covenants" section of this Agreement.

                             (h)     Business Interruption Insurance.  A
business interruption insurance policy for Grant for at least Two Million Seven Hundred Thousand Dollars ($2,700,000), and for G.T. for at least Four Million Dollars ($4,000,000), with an insurer acceptable to Bank, and with Bank named as an additional loss payee, provided, however, evidence of such coverage may be provided to Bank within thirty (30) days of the Closing Date.

                             (i)     Guaranties.  Continuing Guaranty signed by
Arlen Holdings Corp. ("Arlen Holdings"), in the amount of Eleven Million Five Hundred Fifty Thousand Dollars ($11,550,000).

                             (j)     Legal Opinion.  A written opinion from
Borrowers' legal counsel, covering such matters as Bank may require. The legal counsel and the terms of the opinion must be acceptable to Bank.

                             (k)     Good Standing.  Certificates of good
standing for Borrowers from their state of incorporation and from any other state in which Borrowers are required to qualify to conduct their business.

                             (l)     Accounts.  The Accounts shall have been
opened, and Borrowers shall have established with Bank all of Borrowers' primary operating and business accounts.

                             (m)     Expenses.  All Bank's expenses incurred in
connection with the preparation and negotiation of this Agreement.

                             (n)     Other Required Documentation:
Subordination Agreement ("Subordination Agreement"), substantially in the form of Exhibit G hereto, signed by all signatories indicated therein.

                    The date on which all of the foregoing conditions have been satisfied is the "Closing Date." This Agreement, the Notes, the Security Agreements, the Continuing Guaranty, the Subordination Agreement and the Authorizations and any amendments, modifications or replacements thereof may be referred to, collectively as the "Loan Documents."

                    5.2 Conditions to Each Advance. Before each extension of credit, including the first:

                             (a)     A Request For Credit in form and substance
satisfactory to Bank.

                             (b)     Borrowing Base Certificate signed by
Borrower and delivered to Bank.

                             (c)     In the case of each Advance under the
Revolving Line of Credit and each issuance of a letter of credit, the Loan Balance, after giving effect to such Advance or letter of credit, as the case may be, shall not exceed the lesser of the Commitment or the Borrowing Base.

                             (d)     In the case of an advance under the
Non-Revolving Line of Credit, the stock or asset acquisition shall have been approved by Bank, as provide in Section 7.28.

                             (e)     Bank's most recent audit of Borrower's
records must be satisfactory.

                             (f)     The Representations and Warranties
hereunder must be true and correct in all material respects.

                             (g)     No Event of Default or condition, event or
act which with the giving of notice or the passage of time or both would constitute an Event of Default (any such condition, event or act being referred to herein as a "Potential Event of Default"), shall have occurred and be continuing or shall exist.

                             (h)     Any other items that Bank reasonably
requires.

            6.      REPRESENTATIONS AND WARRANTIES.

                    When Borrowers sign this Agreement, and until Bank is repaid in full, Borrowers make the following representations and warranties. Each request for an extension of credit constitutes a renewed representation.

                    6.1 Organization of Borrowers. G.T. is a corporation duly formed and validly existing under the laws of the State of California. Arlen and Grant are corporations duly formed and validly existing under the laws of the State of Delaware.

                    6.2 Authorization. This Agreement, and any instrument or agreement required hereunder, are within Borrowers' powers, have been duly authorized, and do not conflict with any of its organizational papers.

                    6.3 Enforceable Agreement. This Agreement and any related loan documents, are legal, valid and binding agreements of Borrowers, enforceable against Borrowers in accordance with their terms, and any instrument or agreement required hereunder or thereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable.

                    6.4 Good Standing. In each state in which Borrowers do business, they are properly licensed, in good standing, and, where required, in compliance with fictitious name statutes.

                    6.5 No Conflicts. This Agreement does not conflict with any law, agreement, or obligation by which any Borrower is bound.

                    6.6 Financial Information. All financial and other information that has been or will be supplied to Bank, including Borrowers' financial statement dated as of February 28, 1995, is:

                             (a)     sufficiently complete to give Bank
accurate knowledge of Borrowers' and Arlen Holdings' financial condition;

                             (b)     in form and content required by Bank; and

                             (c)     in compliance with all government
regulations that apply.

                    Since the dates of the financial statements specified above, there has been no material adverse change in the assets or the financial condition of any Borrower or Arlen Holdings.

                    6.7 Lawsuits. There is no lawsuit, tax claim or other dispute pending or threatened against any Borrower or any guarantor except as disclosed on Schedule 6.7 attached hereto.

                    6.8 Collateral. All Collateral required in this Agreement is owned by the grantor of the security interest, free of any title defects or any liens or interests of others, except as disclosed on Schedule
6.8 attached hereto (collectively, the "Permitted Encumbrances").

                    6.9 Permits, Franchises. Each Borrower possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights and fictitious name rights necessary to enable it to conduct the business in which it is now engaged without conflict with the rights of others.

                    6.10 Other Obligations. Borrowers are not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

                    6.11 Income Tax Returns. Borrowers have filed all required tax returns and have no knowledge of any pending assessments or adjustments of its income tax for any year.

                    6.12 No Event of Default. No event has occurred which is, or with notice or lapse of time or both would be, an Event of Default under this Agreement.

                    6.13     ERISA Plans.

                             (a)     Each Borrower has fulfilled its
obligations, if any, under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and has not incurred any liability with respect to any Plan under Title IV of ERISA.

                             (b)     No reportable event has occurred under
Section 4043(b) of ERISA for which the PBGC requires 30 day notice.

                             (c)     No action by any Borrower to terminate or
withdraw from any Plan has been taken and no notice of intent to terminate a Plan has been filed under Section 4041 of ERISA.

                             (d)     No proceeding has been commenced with
respect to a Plan under Section 4042 of ERISA, and no event has occurred or condition exists which might constitute grounds for the commencement of such a proceeding.

                             (e)     The following terms have the meanings
indicated for purposes of this Agreement:

                            (i) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

                             (ii)             "ERISA" means the Employee
                    Retirement Income Act of 1974, as amended from time to time.

                             (iii) "PBGC" means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

                             (iv) "Plan" means any employee pension benefit plan maintained or contributed to by Borrower and insured by the Pension Benefit Guaranty Corporation under Title IV of ERISA.

            7.      COVENANTS.

                    Borrowers agree, so long as credit is available under this Agreement and until Bank is repaid in full:

                    7.1      Use of Proceeds.

                             (a)     Revolving Line of Credit.  To use the
proceeds of the Revolving Line of Credit only to repay Grant's and G.T.'s existing lines of credit with Shawmut Capital Corporation and for working capital purposes (which shall not include any acquisitions of the stock or assets of any businesses except for inventory acquired in the ordinary course of business).

                             (b)     Non-Revolving Line of Credit.  To use the
proceeds of the Non-Revolving Line of Credit for purchases or acquisitions of the stock or assets of businesses, as approved by Bank and its counsel on a case by case basis in the exercise in its sole discretion, as provided in
Section 7.28.

                    7.2 Financial Information. To provide the following financial information and statements and such additional information as requested by Bank from time to time:

                             (a)     Within 120 days of Borrowers' fiscal year
end, Borrowers' annual financial statements. These financial statements must be audited (with an unqualified opinion) by a Certified Public Accountant ("CPA") acceptable to Bank. The statements shall be prepared on a consolidated and consolidating basis.

                             (b)     Within 30 days of the period's end,
Borrowers' monthly financial statements. These financial statements may be Borrower prepared. The statements shall be prepared on a consolidated and consolidating basis.

                             (c)     Within 15 days of period end, a monthly
detailed aging of Borrowers' accounts receivable and accounts payable, a detailed analysis of Borrowers' Inventory and a Borrowing Base Certificate.

                             (d)     Within 30 days of fiscal year end,
Borrowers' annual projections, to include twelve month running balance street, income statement and cash flow statements. These projections may be prepared by the Borrowers. The projections shall be prepared on a consolidated and consolidating basis.

                             (e)     Copies of The Arlen Corporation's Form
10-K Annual Report, Form 10-Q Quarterly Report and Form 8-K Current Report within 15 days after the date of filing with the Securities and Exchange Commission.

                             (f)     Such financial statements or other
information regarding Arlen Holdings which Bank may reasonably request from time to time.

                    7.3 Current Ratio. To maintain on a consolidated basis as of the last day of each month, a ratio of current assets to current liabilities of at least 1:50:1.00.

                    7.4 Tangible Net Worth. To maintain on a consolidated basis as of the last day of each month, Tangible Net Worth equal to at least Seven Million Two Hundred Fifty Thousand Dollars ($7,250,000).

                    "Tangible Net Worth" means the gross book value of Borrowers' assets (excluding goodwill, patents, trademarks, trade names, organization expense, treasury stock, unamortized debt discount and expense, deferred research and development costs, deferred marketing expenses, and other like intangibles, and monies due from affiliates, officers, directors or shareholders of Borrowers) less total liabilities, including, without limitation, accrued and deferred income taxes, and any reserves against assets, plus subordinated debt acceptable to Bank.

                    7.5 Total Liabilities to Tangible Net Worth. To maintain on a consolidated basis as of the last day of each month, a ratio of Total Liabilities to Tangible Net Worth not exceeding 2:00:1.00.

                    "Total Liabilities" means the sum of current liabilities plus long term liabilities less subordinated debt acceptable to Bank.

                    7.6 Interest Charge Ratio. To maintain on a consolidated basis as of the last day of each month, calculated on a rolling twelve-month basis, an Interest Charge ratio of at least 2.50:1.00.

                    "Interest Charge Ratio" means the ratio of Cash Flow to Interest Charges. "Cash Flow" is defined as net income from operations and investments, before taxes, plus interest expense. "Interest Charges" is defined as the sum of all interest payable for the period to a lender in connection with borrowed money or the deferred purchase price of assets that is treated as interest in accordance with GAAP.

                    7.7 Fixed Charge Coverage Ratio. To maintain on a consolidated basis as of the end of each month, calculated on a rolling twelve-month basis, a Fixed Charge Coverage Ratio of at least 2.00:1.00.

                    "Fixed Charge Coverage Ratio" means the ratio of Adjusted Net Income to the current portion of long-term debt determined in accordance with GAAP. "Adjusted Net Income" means the sum of net income after taxes, plus depreciation and amortization expense.

                    7.8 Profitability. Borrowers shall maintain, on a consolidated basis, a positive net income after taxes and extraordinary items on an annual basis, and shall not suffer losses for any two consecutive quarters.

                    7.9 Other Debts. Not to have outstanding or incur any direct or contingent debts or lease obligations (other than those to Bank), or guaranty or become liable for the debts of others without Bank's written consent. This does not prohibit:

                             (a) Acquiring goods, supplies, or merchandise on normal trade credit.

                             (b) Endorsing negotiable instruments received in the usual course of business.

                             (c) Obtaining surety bonds in the usual course of business.

                             (d) Debts and lines of credit and leases in existence on the date of this Agreement disclosed in writing to Bank prior to the date of this Agreement or in Borrowers' financial statement dated February 28, 1995.

                             (e)     Additional debts and operating lease
            obligations for the acquisition of fixed or capital assets, except to the extent prohibited elsewhere in this Agreement.

                             (f) Intercompany loans of the proceeds of the Revolving Line of Credit among the Borrowers to be used for working capital purposes only.

                    7.10 Other Liens. Not to create, assume, or allow any security interest or lien (including judicial liens) on property Borrowers now or later own (including the Stock of Grant), except:

                             (a)     Liens or security interests in favor of
            Bank.

                             (b)     Liens for taxes not yet due.

                             (c) The Permitted Encumbrances outstanding on the date of this Agreement.

                    7.11 Capital Expenditures. Not to spend or incur capital leases or direct obligations for more than Seven Hundred Fifty Thousand dollars ($750,000) in any single fiscal year to acquire fixed or capital assets, excluding asset acquisitions permitted under the Non-Revolving Line of Credit or other acquisitions permitted under Section 7.28 of this Agreement.

                    7.12 Dividends/Distributions. Not to declare or pay any dividends or distributions on any of its shares in excess of 20% of net profits after taxes on an annual basis, and not to purchase, redeem or otherwise acquire for value any of its shares, or create any sinking fund in relation thereto.

                    7.13 Loans to Officers. Not to make any loans, advances or other extensions of credit to any of Borrowers' executives, officers, directors, shareholders or employees (or any relatives of any of the foregoing) in excess of an aggregate of $50,000 in any fiscal year.

                    7.14 Change of Control. Not to cause, permit, or suffer any change, direct or indirect, in any Borrower's ownership, including but not limited to a change in ownership arising from the sale, transfer or foreclosure of the stock of any Borrower which has been pledged to another financial institution; or any change in the office of the President of any Borrower.

                    7.15 Notices to Bank. To promptly notify Bank in writing of:

                             (a) any lawsuit over One Hundred Thousand Dollars ($100,000) against any Borrower or any guarantor;

                             (b)     any substantial dispute between any
            Borrower or any guarantor and any government authority;

                             (c)     any proposed or anticipated sale,
            transfer, or foreclosure of the stock of any Borrower which has been pledged to another financial institution, at least thirty (30) days in advance thereof;

                             (d)     any failure to comply with this Agreement;

                             (e)     any material adverse change in any
            Borrower's or any guarantor's financial condition or operations;

                             (f) any change in any Borrower's name, address, or legal structure; and

                             (g)     the occurrence of any Event of Default.

                    7.16 Books and Records. To maintain adequate books and records.

                    7.17 Audits. To allow Bank and its agents to inspect Borrowers' properties and examine, audit and make copies of books and records at any reasonable time. If any of Borrowers' properties, books or records are in the possession of a third party, Borrowers authorize that third party to permit Bank or its agents to have access to perform inspections or audits and to respond to Bank's requests for information concerning such properties, books and records.

                    7.18 Compliance with Laws. To comply in all material respects with the laws, regulations, and orders of any government body with authority over Borrowers' businesses (including any fictitious name statute and all statutes regarding the processing, manufacture, storage, transportation, sale or use of hazardous or toxic materials).

                    7.19 Preservation of Rights. To maintain and preserve all rights, privileges, and franchises Borrowers now has which are necessary to carry on Borrowers' businesses.

                    7.20 Maintenance of Properties. To make any repairs, renewals, or replacements to keep Borrowers' properties in good working condition.

                    7.21 Perfection of Liens. To help Bank perfect and protect its security interests and liens, and reimburse the Bank for related costs incurred to protect its security interests and liens.

                    7.22 Cooperation. To take any action requested by Bank to carry out the intent of this Agreement.

                    7.23     Insurance.

                             (a)     Insurance Covering Collateral.  To
            maintain all risk property damage insurance policies covering the tangible property comprising the Collateral. Each insurance policy must be in an amount acceptable to Bank. The insurance must be issued by an insurance company acceptable to Bank and must include a lender's loss payable endorsement in favor of Bank in a form acceptable to Bank.

                             (b) General Business Insurance. To maintain insurance as is usual for the business it is in.

                             (c) Evidence of Insurance. Upon the request of Bank, to deliver to Bank a copy of each insurance policy, or, if permitted by Bank, a certificate of insurance listing all insurance in force.

                    7.24 Operating/Business Accounts. Establish and maintain with Bank all of Borrowers' operating and business accounts and all other banking services associated with the operation of Borrowers' businesses, including without limitation any demand deposit accounts, except that Borrowers may maintain an account no. 05413095-01 at Bank Leumi Trust Company of New York, with a balance not to exceed $200,000, and Grant may maintain account no. 12010-17361 at Bank of America, with a balance not to exceed $2,500.

                    7.25 Additional Negative Covenants. Not to, without Bank's prior written consent:

                             (a)     engage in any business activities
           substantially different from Borrowers' present businesses.

                             (b)     liquidate or dissolve any Borrower's
           business.

                             (c) enter into any consolidation, merger, pool, joint venture, syndicate, or other combination.

                             (d)     sell, lease or dispose of all or a
            substantial part of any Borrower's business or assets except in the ordinary course of such Borrower's business.

                             (e) sell or otherwise dispose of any assets for less than fair market value, or enter into any sale and leaseback agreement covering any of its fixed or capital assets.

                             (f) issue any new stock of any Borrower or any subsidiary of any Borrower in which Bank does not have a first priority, perfected security interest.

                             (g) voluntarily suspend its business for more than ten (10) days in any thirty (30) day period.

                    7.26 No Consumer Purpose. Not to use any loans or advances hereunder for personal, family or household purposes.

                    7.27 ERISA Plans. To give prompt written notice to Bank of:

                             (a) The occurrence of any reportable event under Section 4043(b) of ERISA for which the PBGC requires 30 day notice.

                             (b) Any action by any Borrower to terminate or withdraw from a Plan or the filing of any notice of intent to terminate under Section 4041 of ERISA.

                             (c) Any notice of noncompliance made with respect to a Plan under Section 4041(b) of ERISA.

                             (d) The commencement of any proceeding with respect to a Plan under Section 4042 of ERISA.

                    7.28 Acquisitions. Not to acquire or purchase a business or its assets without the prior written consent of Bank unless (a) Borrowers are currently, and on a proforma basis, in compliance with the requirements of the Loan Documents, (b) a Borrower is the surviving entity after the acquisition, (c) the acquisition involves a business in a related line to the acquiring Borrower's business, (d) all such acquisitions do not exceed One Million Dollars ($1,000,000) in the aggregate in any calendar year and (e) the documentation and the transactions contemplated thereby for each such acquisition has been approved by Bank and its legal counsel.

                    7.29 Arlen Guaranty. Not to permit the liability of Arlen, pursuant to a guaranty of the obligations of Grizzly in favor of American Pacific Savings Bank, to increase above the principal amount of $500,000.

                    7.30 Appointment of Bank as Attorney in Fact. Until all the obligations of Borrowers to Bank have been paid in full, each Borrower irrevocably appoints Bank as its attorney in fact and authorizes and empowers it to:

                             (a) Endorse and affix such Borrower's name to or upon any check, draft, note, instrument or other writing relating to the collection of Accounts Receivable, or relating to any other Collateral, or upon any check or other instrument given in payment thereof, or upon any omitted assignment, notification of assignment, demand or auditor's verification relating to Collateral and upon all other instruments and writings required to assert and protect Bank's rights in the Collateral.

                             (b) Upon the happening of an Event of Default, receive, open and dispose of all mail addressed to any Borrower and notify the Post Office authorities to change the address for the delivery of mail addressed to such Borrower to such address as Bank may designate. These powers, being coupled with an interest, are irrevocable while Borrowers' obligations to Bank remain unpaid.

            8.      DEFAULT.

                    8.1 Events of Default. The occurrence of any one or more of the following events shall constitute an "Event of Default":

                             (a) Failure to Pay. Borrowers fail to make a payment under this Agreement when due.

                             (b)     Non-Compliance.  Borrowers or any
            guarantor fail to meet the conditions of, or fail to perform any obligation under:

                                     (i)  this Agreement (provided, however,
                    Borrowers shall be permitted a ten (10) day cure period for any Event of Default arising from a failure to timely deliver financial reports and other information required under Section 7.2 hereof),

                                     (ii) any guaranty,

                                     (iii) any other agreement made in
                    connection with this Agreement, or

                                      (iv) any other agreement any Borrower or
                   any guarantor has with Bank or any affiliate of Bank.

                             (c) Other Defaults. Any default occurs under any agreement in connection with any credit Borrowers or any guarantor has obtained from any other creditor or which any Borrower or any guarantor has guaranteed if the default consists of failing to make a payment when due or gives the other creditor the right to accelerate the obligation.

                             (d) Lien Priority. Bank fails to have an enforceable first lien (except for any liens to which Bank has consented in writing) on or security interest in any Collateral.

                             (e) False Information. Any representation or warranty under this Agreement or any agreement, instrument or certificate executed pursuant to this Agreement or in connection with any transaction contemplated hereby shall prove to have been false or misleading in any material respect when made or when deemed to have been made.

                             (f) Bankruptcy. Any Borrower or any guarantor files a bankruptcy petition, a bankruptcy petition is filed against any Borrower or any guarantor or any Borrower or any guarantor makes a general assignment for the benefit of creditors. The default will be deemed cured if any bankruptcy petition filed against a Borrower or any guarantor is dismissed within a period of sixty (60) days after the filing; provided, however, that Bank will not be obligated to extend any additional credit to such Borrower during any bankruptcy period.

                             (g) Receivers. A receiver or similar official is appointed for any Borrower's or any guarantor's business, or the business is terminated.

                             (h) Lawsuits. Any lawsuit or lawsuits are filed on behalf of one or more trade creditors against any Borrower or any guarantor in an aggregate amount of Two Hundred Thousand Dollars ($200,000.00) and such lawsuit or lawsuits are not dismissed or fully bonded within twenty (20) calendar days after service of process upon such Borrower or any guarantor.

                             (i) Judgments. Any judgments or arbitration awards are entered against any Borrower or any guarantor and, absent procurement of a stay of execution, such judgment or award remains unbonded or unsatisfied for ten (10) calendar days after the date of entry; or Borrower or any guarantor enters into any settlement agreement with respect to any litigation or arbitration, in an aggregate amount of Fifty Thousand Dollars ($50,000.00) or more in excess of any insurance coverage.

                             (j)     Government Action.  Any government
            authority takes action that Bank reasonably believes adversely affects any Borrower's or any guarantor's financial condition or ability to repay.

                             (k) Default under Guaranty or Subordination Agreement. Any guaranty, subordination agreement, security agreement, deed of trust, or other document required by this Agreement is violated, revoked or no longer in effect.

                             (l)     Change of Control.  Any change of
            ownership of any Borrower arising from the sale, transfer or foreclosure of the stock of any Borrower which has been pledged to another financial institution.

                             (m)     Material Adverse Change.  A material
            adverse change occurs in any Borrower's or any guarantor's financial condition, properties or prospects, or ability to repay the obligations hereunder.

                             (n)     ERISA Plans.  The occurrence of a
            reportable event with respect to a Plan which is, in the reasonable judgment of Bank, likely to result in the termination of such Plan for purposes of Title IV of ERISA, or could reasonably be expected, in the judgment of Bank, to subject Borrower to any tax, penalty or liability (or any combination of the foregoing) which,in the aggregate, would have a material adverse effect on the financial condition of Borrower with respect to a Plan.

                    8.2 Remedies. Upon and after the occurrence of an Event of Default, Bank shall have all of the following rights and remedies:

                             (a) All obligations and indebtedness hereunder may, at the option of Bank and without demand, notice, or legal process of any kind, be declared, and immediately shall become, due and payable;

                             (b)     The Loans shall bear interest at the
            Default Rate;

                             (c)     All of the rights and remedies of a
            secured party under the California Commercial Code or other applicable law, all of which rights and remedies shall be cumulative, and not exclusive, to the extent permitted by law, in addition to any other rights and remedies contained in this Agreement or in any of the documents or agreements executed in connection herewith or which Bank may otherwise have under any applicable law or in equity;

                             (d) The right to (i) peacefully enter upon the premises of any Borrower or any other place or places where the Collateral is located, without any obligation to pay rent to such Borrower or any other person, through self-help and without judicial process or first obtaining a final judgment or giving such Borrower notice and opportunity for a hearing on the validity of Bank's claim, and remove the Collateral from such premises and places to the premises of Bank or any agent of Bank, for such time as Bank may require to collect or liquidate the Collateral, and/or
            (ii) require Borrower to assemble and deliver the Collateral to Bank at a place to be designated by Bank;

                             (e) The right to (i) open Borrowers' mail and collect any and all amounts due from Account Debtors or direct that Borrowers' mail be diverted to a post office box or other location as determined by Bank, (ii) notify Account Debtors that the Accounts Receivable have been assigned to Bank and that Bank has a security interest therein and (iii) direct such Account Debtors to make all payments due from them upon the Accounts Receivable, directly to Bank or to a lock box designated by Bank. Bank shall promptly furnish Borrowers with a copy of any such notice sent and Borrowers hereby agree that any such notice in Bank's sole discretion, may be sent on Bank's stationery, in which event, such Borrower shall, upon demand, co-sign such notice with Bank; and

                                     The right to sell, lease or to otherwise
            dispose of all or any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale or sales, in lots or in bulk, for cash or on credit, all as Bank, in its sole discretion, may deem advisable. At any such sale or sales of the Collateral, the Collateral need not be in view of those present and attending the sale, nor at the same location at which the sale is being conducted. Bank shall have the right to conduct such sales on Borrowers' premises or elsewhere and shall have the right to use Borrowers' premises without charge for such sales for such time or times as Bank may see fit. Bank is hereby granted a license or other right to use, without charge, Borrowers' labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in advertising for sale and selling any Collateral and Borrowers' rights under all licenses and all franchise agreements shall inure to Bank's benefit but Bank shall have no obligations thereunder. Bank may purchase all or any part of the

            Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of such purchase price, may setoff the amount of such price against amounts due under this Agreement. The proceeds realized from the sale of any Collateral shall be applied first to the costs and expenses, including attorneys' fees, incurred by Bank for collection and for acquisition, completion, protection, removal, storage, sale and delivery of the Collateral; second to interest due upon the Loans; and third to the principal of the Loans. Bank shall account to Borrower for any surplus. If any deficiency shall arise, Borrower shall remain liable to Bank therefor.

                    8.3 Costs and Expenses. Upon the occurrence of any Event of Default, Bank shall be entitled to recover all costs, expenses, and reasonable attorneys' fees (including any allocated costs of in-house counsel) in connection with the administering or enforcing of this Agreement, whether or not an action is filed, in accordance with Section 2.2 hereof.

            9.      MISCELLANEOUS.

                    9.1 GAAP. Except as otherwise stated in this Agreement, all financial information provided to Bank and all financial covenants will be made under generally accepted accounting principles consistently applied ("GAAP").

                    9.2 California Law. This Agreement is governed by California law.

                    9.3 Successors and Assigns. This Agreement is binding on Borrowers' and Bank's successors and assignees. Borrowers agree that they may not assign this Agreement without Bank's prior written consent. Bank may sell participations in or assign these loans, or any portion thereof, and may exchange financial information about Borrowers with actual or potential participants or assignees. If a participation is sold or any portion of the loans is assigned, the purchaser will have the right of set-off against Borrowers.

                    9.4 Severability; Waivers. If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. No failure on the part of Bank to exercise, and no delay in exercising, any right, power, or remedy under this Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any right under this Agreement preclude any other or further exercise thereof or the exercise of any other right. Any consent or waiver under this Agreement must be in writing. If Bank waives a default, it may enforce a later default.

                    9.5 Multiple Borrowers. If two or more borrowers sign this Agreement, each will be individually obligated to repay Bank in full, and all will be obligated together.

                    9.6 Entire Agreement. This Agreement and any related security or other agreements required by this Agreement, collectively:

                             (a) represent the sum of the understandings and agreements between Bank and Borrowers concerning this credit; and

                             (b)     replace any prior oral or written
            agreements between Bank and Borrowers concerning this credit; and

                             (c) are intended by Bank and Borrowers as the final, complete and exclusive statement of the terms agreed to by them.

                    In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.

                    9.7 Notices. Except as otherwise provided herein, all notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, to the addresses on the signature page of this Agreement, or to such other addresses as Bank and Borrowers may specify from time to time in writing.

                    9.8 Headings. Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

                    9.9      Counterparts.    This Agreement may be executed in
as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

                    9.10 Further Assurances. Borrowers shall, at their expense and without expense to Bank, do, execute and deliver such further acts and documents as Bank from time to time reasonably requires for the assuring to Bank the rights created or intended to be created by this Agreement, the perfection or priority of Bank's liens and security interests, and for carrying out the intention or facilitating the performance of the terms of this Agreement or any document executed in connection with this Agreement.

                    9.11 Hazardous Waste Indemnification. Borrowers will indemnify and hold harmless Bank from any loss or liability directly or indirectly arising out of the use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence of a hazardous substance. This indemnity will apply whether the hazardous substance is on, under or about Borrowers' property or operations or property leased to Borrowers. The indemnity includes but is not limited to attorneys' fees (including the reasonable estimate of the allocated cost of in-house counsel and staff). The indemnity extends to Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys and assigns. For these purposes, the term "hazardous substances" means any substance which is or becomes designated as "hazardous" or "toxic" under any federal, state or local law. This indemnity will survive repayment of Borrowers' obligations to Bank.

                    Upon demand by Bank, Borrowers will defend any investigation, action or proceeding alleging the presence of any hazardous substance in any such location, which affects any of Borrowers' or operations or property leased to Borrowers or which is brought or commenced against Bank, whether alone or together with Borrowers or any other person, all at Borrowers' own cost and by counsel to be approved by Bank in the exercise of its reasonable judgment. In the alternative, Bank may elect to conduct its own defense at the expense of Borrower.

                    9.12 Joint Borrower Provisions. The Joint Borrower Provisions set forth on Schedule 1 attached hereto are incorporated herein as if fully set forth are hereby made a part of this Agreement.

                    9.13 Waiver of Jury Trial. The parties to this Agreement acknowledge that jury trials often entail additional expenses and delays not occasioned by nonjury trials. The parties to this Agreement further agree and stipulate that a fair trial may be had before a state or federal judge by means of a bench trial without a jury. In view of the foregoing, and as a specifically negotiated provision of this Agreement, each party to this Agreement hereby expressly waives any right to trial by jury of any claim, demand, action or cause of action (1) arising under this Agreement or any other instrument, document or agreement executed or delivered in connection herewith, or (2) in any way connected with or related or incidental to the dealings of the parties hereto or any of them with respect to this Agreement or any other instrument, document or agreement executed or delivered in connection herewith, or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether sounding in contract or tort or otherwise; and each party hereby agrees and consents that any such claim, demand, action or cause of action shall be decided by court trial without a jury, and that any party to this Agreement may file an original counterpart or a copy of this section with any court as written evidence of the consent of the parties hereto to the waiver of their right to trial by jury.

                    This Agreement is executed as of the date stated at the top of the first page.

                                      "Borrowers"

                                      ARLEN AUTOMOTIVE, INC., a Delaware
                                      corporation


                                      By       /s/ Allan J.Marrus
                                        ------------------------------------
                                            Allan J. Marrus, President


                                      By     /s/ Stephen B. Delman
                                        ------------------------------------
                                               Stephen B. Delman,
                                               Assistant Secretary


                                      Address where notices to all Borrowers
                                      are to be sent:

                                      c/o Arlen Automotive, Inc.
                                      505 Eighth Avenue
                                      New York, NY 10018
                                      Attn:  Allan J. Marrus


                                      GRANT PRODUCTS, INC.,
                                      a Delaware corporation


                                      By        /s/ Tommy A. Poteet
                                        ------------------------------------
                                                 Tommy A. Poteet, President


                                      By     /s/ Stephen B. Delman
                                        ------------------------------------
                                               Stephen B. Delman,
                                               Assistant Secretary

                                      G.T. STYLING, INC.,
                                      a California corporation



                                      By        /s/ Jeffery J. Gati
                                         ----------------------------------
                                             Jeffery J. Gati, President


                                      By     /s/ Stephen B. Delman
                                         ----------------------------------
                                               Stephen B. Delman,
                                               Assistant Secretary


                                      "Bank"

                                      SUMITOMO BANK OF CALIFORNIA


                                      By     /s/ Matthew R.Steenhuyse
                                        -----------------------------------
                                            Matthew R. Van Steenhuyse
                                                  Vice President


                                      Address where notices to Bank are to be
                                      sent:

                                      Sumitomo Bank of California
                                      611 West Sixth Street, Suite 3900
                                      Los Angeles, California  90071
                                      Attn:  Matthew R. Van Steenhuyse

                                   Schedule 1

                           Joint Borrower Provisions


                    Borrowers acknowledge and agree that Borrowers shall be jointly and severally liable for all obligations arising under this Agreement, the Revolving Line Note, the Non-Revolving Line Note, the Term Note and all of the other documents and agreements executed in connection with this Agreement (collectively, the "Loan Documents"). In furtherance thereof, Borrowers acknowledge and agree as follows:

                    1. For the purpose of implementing the joint borrower provisions of the Loan Documents, Borrowers hereby irrevocably appoint each other as their agent and attorney-in-fact for all purposes of the Loan Documents, including the giving and receiving of notices and other communications.

                    2. It is understood and agreed that the handling of this credit facility on a joint borrowing basis as set forth in this Agreement is solely as an accommodation to Borrowers and at their request, and that Bank shall incur no liability to Borrowers as a result thereof. To induce Bank to do so, and in consideration thereof, Borrowers hereby agree to indemnify Bank and hold Bank harmless from and against any and all liabilities, expenses, losses, damages and/or claims of damage or injury asserted against Bank by Borrowers or by any other person or entity arising from or incurred by reason of Bank's handling of the financing arrangement of Borrowers as herein provided, reliance by Bank on any requests or instructions from Borrowers or any other action taken by Bank.

                    3. Each Borrower acknowledges that the liens and security interests created or granted herein and by the other Loan Documents will or may secure obligations of persons or entities other than such Borrower and, in full recognition of that fact, Borrowers consent and agree that Bank may, at any time and from time to time, without notice or demand, and without affecting the enforceability or security hereof or of any other Loan Document:

                             (a) supplement, modify, amend, extend, renew, accelerate, or otherwise change the time for payment or the terms of the obligations of Borrowers or any part thereof, including any increase or decrease of the rate(s) of interest thereon;

                             (b) supplement, modify, amend or waive, or enter into or give any agreement, approval or consent with respect to, the obligations of Borrowers or any part thereof or any of the Loan Documents or any additional security or guaranties, or any condition, covenant, default, remedy, right, representation or term thereof or thereunder;

                             (c) accept new or additional instruments, documents or agreements in exchange for or relative to any of the Loan Documents or the obligations of Borrowers or any part thereof;

                             (d) accept partial payments on the obligations of Borrowers;

                             (e) receive and hold additional security or guaranties for the obligations of Borrowers or any part thereof;

                             (f)     release, reconvey, terminate, waive,
            abandon, subordinate, exchange, substitute, transfer and enforce any security or guaranties, and apply any security and direct the order or manner of sale thereof as Bank in its sole and absolute discretion may determine;

                             (g)     release any person or entity or any
            guarantor from any personal liability with respect to the obligations of Borrowers or any part thereof;

                             (h) settle, release on terms satisfactory to Bank or by operation of applicable laws or otherwise liquidate or enforce any obligations of Borrowers and any security or guaranty therefor in any manner, consent to the transfer of any security and bid and purchase at any sale; and

                             (i) consent to the merger, change or any other restructuring or termination of the corporate existence of Borrowers or any other person, and correspondingly restructure the obligations of Borrowers, and any such merger, change, restructuring or termination shall not affect the liability of Borrowers or the continuing existence of any lien or security interest hereunder, under any other Loan Document to which any Borrower is a party or the enforceability hereof or thereof with respect to all or any part of the obligations of Borrowers.

                    Upon the occurrence of and during the continuance of any Event of Default, Bank may enforce this Agreement and the other Loan Documents independently as to each Borrower and independently of any other remedy or security Bank at any time may have or hold in connection with the obligations of Borrowers, and it shall not be necessary for Bank to marshal assets in favor of any of the Borrowers or any other person or entity or to proceed upon or against and/or exhaust any other security or remedy before proceeding to enforce this Agreement and the other Loan Documents. Each of the Borrowers expressly waives any right to require Bank to marshal assets in favor of any Borrower or any other person or entity or to proceed against any other person or entity or any Collateral provided by any other person, and agrees that Bank may proceed against any persons or entities and/or Collateral in such order as it shall determine in its sole and absolute discretion. Bank may file a separate action or actions against any Borrower, whether action is brought or prosecuted with respect to any other security or against any other person, or whether any other person or entity is joined in any such action or actions. Each of the Borrowers agrees that Bank and each of the Borrowers and any other person or entity may deal with each other in connection with the obligations of Borrowers or otherwise, or alter any contracts or agreements now or hereafter existing between any of them, in any manner whatsoever, all without in any way altering or affecting the security of this Agreement or the other Loan Documents. Each of the Borrowers expressly waives the benefit of any statute(s) of limitations affecting its liability hereunder or the enforcement of the obligations of Borrowers or any liens or security interests created or granted herein or by any other Loan Document. The rights of Bank hereunder and under the other Loan Documents shall be reinstated and revived, and the enforceability of this Agreement and the other Loan Documents shall continue, with respect to any amount at any time paid on account of the obligations of Borrowers which thereafter shall be required to be restored or returned by Bank upon bankruptcy, insolvency or reorganization of any Borrower or any other person, or otherwise, all as though such amount had not been paid. The enforceability of this Agreement and the other Loan Documents at all times shall remain effective even though the obligations of Borrowers, including any part thereof or any other security or guaranty therefor, may be or hereafter may become invalid or otherwise unenforceable as against any of the Borrowers or any other person or entity and whether or not any of the Borrowers or any other person or entity shall have any personal liability with respect thereto. Each of the Borrowers expressly waives any and all defenses now or hereafter arising or asserted by reason of
(a) any disability or other defense of any of the other Borrowers or any other person or entity with respect to the obligations of Borrowers, (b) the unenforceability or invalidity of any security or guaranty for the obligations of Borrowers or the lack of perfection or continuing perfection or failure of priority of any security for the obligations of Borrowers, (c) the cessation for any cause whatsoever of the liability of any other Borrower or any other person or entity (other than by reason of the full payment and performance of all obligations of Borrowers), (d) any failure of Bank to marshal assets in favor of any of the Borrowers or any other person, (e) any failure of Bank to give notice of sale or other disposition to any of the other Borrowers or any other person or entity or any defect in any notice that may be given in connection with any sale or disposition, (f) any failure of Bank to comply with applicable laws in connection with the sale or other disposition of any Collateral or other security for any obligation of Borrowers, including any failure of Bank to conduct a commercially reasonable sale or other disposition of any Collateral or other security for any obligation of Borrowers, (g) any act or omission of Bank or others that directly or indirectly results in or aids the discharge or release of any Borrower or any other person or entity or the obligations of Borrowers or any other security or guaranty therefor by operation of law or otherwise, (h) any law which provides that the obligation of a surety or guarantor must neither be larger in amount nor in other respects more burdensome than that of the principal or which reduces a surety's or guarantor's obligation in proportion to the principal obligation, (i) any failure of Bank to file or enforce a claim in any bankruptcy or other proceeding with respect to any person, (j) the election by Bank, in any bankruptcy proceeding of any person, of the application or non-application of
Section 1111(b)(2) of the United States Bankruptcy Code, (k) any extension of credit or the grant of any lien under Section 364 of the United States Bankruptcy Code, (l) any use of cash collateral under Section 363 of the United States Bankruptcy Code, (m) any agreement or stipulation with respect to the provision of adequate protection in any bankruptcy proceeding of any person,
(n) the avoidance of any lien or security interest in favor of Bank for any reason, or (o) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding commenced by or against any person, including any discharge of, or bar or stay against collecting, all or any of the obligations of Borrowers (or any interest thereon) in or as a result of any such proceeding.

                    4. Each of the Borrowers represents and warrants to Bank that such Borrower has established adequate means of obtaining from the other Borrowers, on a continuing basis, financial and other information pertaining to the businesses, operations and condition (financial and otherwise) of the other Borrowers and their respective properties, and each of the Borrowers now is and hereafter will be completely familiar with the businesses, operations and condition (financial and otherwise) of the other Borrowers and their respective properties. Each of the Borrowers hereby expressly waives and relinquishes any duty on the part of Bank to disclose to such Borrower any matter, fact or thing related to the businesses, operations or condition (financial or otherwise) of any other Borrower or such other Borrower's properties, whether now known or hereafter known by Bank during the life of this Agreement. With respect to any of the obligations of Borrowers, Bank need not inquire into the powers of any of the Borrowers or the officers or employees acting or purporting to act on its behalf.

                    5. In the event that all or any part of the obligations of Borrowers at any time are secured by any one or more deeds of trust or mortgages creating or granting liens on any interests in real property, each of the Borrowers authorizes Bank, upon the occurrence of and during the continuance of any Event of Default, at the sole option, without notice or demand and without affecting any obligations of Borrowers, the enforceability of this Agreement, or the validity or enforceability of any liens or security interests of Bank on any Collateral, to foreclose any or all of such deeds of trust or mortgages by judicial or nonjudicial sale. Each of the Borrowers expressly waives any defenses to the enforcement of this Agreement or the other Loan Documents or any liens or security interests created or granted hereby or by the other Loan Documents or to the recovery by Bank against any other Borrower or any other person or entity liable therefor of any deficiency after a judicial or nonjudicial foreclosure or sale, even though such a foreclosure or sale may impair the subrogation rights of such Borrower and may preclude any of them from obtaining reimbursement or contribution from any other person. Each of the Borrowers expressly waives any defenses or benefits that may be derived from California Code of Civil Procedure Section Section 580a, 580b, 580d or 726, or comparable provisions of the laws of any other jurisdiction, and all other suretyship defenses it otherwise might or would have under California law or other applicable law. Each of the Borrowers expressly waives any right to receive notice of any judicial or nonjudicial foreclosure or sale of any real property or interest therein subject to any such deeds of trust or mortgages made by any other Borrower and failure to receive any such notice shall not impair or affect any Borrower's obligations hereunder or the enforceability of this Agreement or the other Loan Documents or any liens created or granted hereby or thereby.

                    6. Notwithstanding anything to the contrary elsewhere contained herein or in any other Loan Document to which any Borrower is a party, each of the Borrowers hereby waives with respect to each other Borrower and its respective successors and assigns (including any surety) and any other party any and all rights at law or in equity, to subrogation, to reimbursement, to exoneration, to contribution, to setoff or to any other rights that could accrue to a surety against a principal, to a guarantor against a maker or obligor, to an accommodation party against the party accommodated, or to a holder or transferee against a maker and which each of the Borrowers may have or hereafter acquire against any other Borrower or any other party in connection with or as a result





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
of any Borrower's execution, delivery and/or performance of this Agreement or any other Loan Document to which any such Borrower is a party. Each of the Borrowers agrees that it shall not have or assert any such rights against any other Borrower or any such Borrower's successors and assigns or any other person or entity (including any surety), either directly or as an attempted setoff to any action commenced against such Borrower by the other such Borrower (as borrower or in any other capacity) or any other person. Each of the Borrowers hereby acknowledges and agrees that this waiver is intended to benefit Bank and shall not limit or otherwise affect any of the Borrowers' liability hereunder, under any other Loan Document to which any Borrower is a party, or the enforceability hereof or thereof.

                    7. Each of the Borrowers warrants and agrees that each of the waivers and consents set forth herein is made with full knowledge of its significance and consequences, with the understanding that events giving rise to any defense waived may diminish, destroy or otherwise adversely affect rights which each of the Borrowers otherwise may have against the other Borrowers, Bank, or others, or against any Collateral. If any of the waivers or consents herein are determined to be contrary to any applicable law or public policy, such waivers and consents shall be effective to the maximum extent permitted by law.





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
                                   EXHIBIT D

                           Description of Collateral

                    "Collateral" means all present and future right, title and interest of Borrowers in or to any personal property or assets whatsoever, and all rights and powers of Borrowers to transfer any interest in or to any personal property or assets whatsoever, including, without limitation, any and all of the following property:

                             (a) All present and future accounts, accounts receivable, agreements, contracts, leases, contract rights, rights to payment, instruments, documents, chattel paper, security agreements, guaranties, undertakings, surety bonds, insurance policies, notes and drafts, and all forms of obligations owing to any Borrower or in which Borrower may have any interest, however created or arising;

                             (b)     All present and future general
            intangibles, all tax refunds of every kind and nature to which Borrower now or hereafter may become entitled, however arising, all other refunds, and all deposits, goodwill, choses in action, trade secrets, computer programs, software, customer lists, trademarks, trade names, patents, licenses, copyrights, technology, processes, proprietary information, franchises and insurance proceeds;

                             (c) All present and future deposit accounts of Borrower, including, without limitation, any demand, time, savings, passbook or like account maintained by any Borrower with any bank, savings and loan association, credit union or like organization, and all money, cash and cash equivalents of Borrower, whether or not deposited in any such deposit account;

                             (d) All present and future books and records, including, without limitation, books of account and ledgers of every kind and nature, all electronically recorded data relating to any Borrower or the business thereof, all receptacles and containers for such records, and all files and correspondence;

                             (e) All present and future goods, including, without limitation, all consumer goods, farm products, inventory, equipment, machinery, tools, molds, dies, furniture, furnishings, fixtures, trade fixtures, motor vehicles and all other goods used in connection with or in the conduct of any





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            Borrower's business, including without limitation, all goods as defined in Section 9109(2) of the California Commercial Code;

                             (f)     All present and future inventory and
            merchandise, including, without limitation, all present and future goods held for sale or lease or to be furnished under a contract of service, all raw materials, work in process and finished goods, all packing materials, supplies and containers relating to or used in connection with any of the foregoing, and all bills of lading, warehouse receipts or documents of title relating to any of the foregoing;

                             (g)     All present and future accessions,
            appurtenances, components, repairs, repair parts, spare parts, replacements, substitutions, additions, issue and/or improvements to or of or with respect to any of the foregoing;

                             (h) All other tangible and intangible property of any Borrower;

                             (i)     All rights, remedies, powers and/or
            privileges of any Borrower with respect to any of the foregoing;
            and

                             (j) Any and all proceeds and products of any of the foregoing, including, without limitation, all money, accounts, general intangibles, deposit accounts, documents, instruments, chattel paper, goods, insurance proceeds, and any other tangible or intangible property received upon the sale or disposition of any of the foregoing.





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